UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 1, 2008

INOVA TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-27397	98-0204280
(STATE OF	(COMMISSION FILE	(IRS EMPLOYER
INCORPORATION)	NUMBER)	IDENTIFICATION NO.)

233 Wilshire Boulevard, Suite 400, Santa Monica, California 90401

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)     (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:     800 757 9808

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 4, 2008, the Inova appointed Mr Alex Lightman to the position of Independent Director of Inova.

Alex Lightman is the CEO and chairman of Innofone.com, the first public company focused exclusively on developing applications for Internet Protocol version 6 (IPv6), the new Internet. Innofone’s customers have included the US Dept. of Defense, NATO, Microsoft, Intel, IBM, Nokia, ATT, and NTT. Lightman founded IPv6 Summit, Inc. and was able to grow the company its first two years with zero equity or debt raised, running the company entirely out on revenue derived from customers. IPv6 Summit, Inc. acquired the Innofone shell and went public via reverse merger in 2005.

Alex Lightman has nearly three decades of experience in technology and energy, starting in 1980 as roughneck in the Austin Chalk fields of central Texas for a Fortune 500 company, Mitchell Energy and Development, and including pioneering work transforming financial news provider Reuters shortly after it became a public company from a 19th century journalism business model to a 21st century digital market creation business model. He has given over 300 industry and government speeches and published over 750,000 words, including the first book on 4G wireless broadband.

Over 125 government officials from 20 countries have spoken at conferences and summits Lightman chaired, including the Coalition Summit for IPv6. Speakers included the Vice-Chairman of the Joint Chiefs of State and the CIOs of the US Department of Defense and the Joint Chiefs. Over 3,000 government appointees and employees from over 20 countries have attended events he organized between 2003 and 2007. One of his accomplishments was to be the sole advocate for the US government to mandate a transition to the more secure 128-bit Internet. He accomplished this via his writing, speaking and lobbying, culminating in the only US Congress hearings ever held on Internet leadership, which Lightman helped organize and at which he testified, leading to a requirement on Aug. 3, 2005, for all US government agencies to be IPv6-capable by July 2008, and changing procurement policy on over $90 billion a year worth of federal Information Technology spending.

Lightman is the author of the first book on 4G wireless, Brave New Unwired World: The Digital Big Bang and the Infinite Internet, published by John Wiley and has published over 100 articles for technology, business, and political publications including Red Herring, Chief Executive, and Internet World. He is a Civil Engineering graduate of MIT (’83) and attended graduate school at Harvard’s John F. Kennedy School of Government, where he studied negotiation with Jim Sebenius at the time he was advising the then-start up Blackstone Group, and comparative analysis of public policy in developing countries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Inova Technology, Inc.

Date: November 10, 2008	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer